UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2020

ORTHOFIX MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-19961	98-1340767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3451 Plano Parkway Lewisville, Texas		75056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 937-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value per share	OFIX	Nasdaq Global Select Market

Item 7.01.	Regulation FD Disclosure.

On September 22, 2020, Orthofix Medical Inc. (the “Company”) issued a press release regarding the matters described under Item 8.01. That press release is furnished herewith as Exhibit 99.1.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

On September 22, 2020, the Company and Neo Medical SA, a privately held Swiss-based company developing a new generation of products for spinal surgery (“Neo Medical”), entered into a partnership that includes a co-development agreement covering the parties’ joint development of single use instruments for cervical spine procedures, and a distribution agreement under which Orthofix will also exclusively distribute Neo Medical’s thoracolumbar procedure solutions to certain U.S. accounts. Separately, Orthofix will purchase $5 million of Neo Medical’s preferred stock. In addition, the parties entered into a convertible loan agreement pursuant to which Orthofix will loan Neo Medical $5 million. Such note is convertible by either party into shares of Neo Medical’s preferred stock. The investment and loan transactions are expected to close on or about October 1, 2020.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
99.1	Press release, dated September 22, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix Medical Inc.
By:	/s/ Kimberley A. Elting
Kimberley A. Elting Chief Legal and Development Officer

Date: September 22, 2020